                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.______)*



                          THE WACKENHUT CORPORATION
                  -----------------------------------------
                               (Name of Issuer)




                            SERIES A COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                               110002-92979410
                   -----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 110002-92979410                   13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George R. Wackenhut
          ####-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        980,968
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         948,638
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       980,968
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   948,638
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,929,606
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          50.004%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 110002-92979410                   13G        PAGE   3   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ruth J. Wackenhut
          ####-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        948,638
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  948,638
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          948,638
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          24.58%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 4 of 5 Pages

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

            Check the following box if a fee is being paid with this
                           statement:             [ ]



Item 1(a)   Name of Issuer:

            The Wackenhut Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1500 San Remo Avenue, Coral Gables, FL 33146

Item 2(a)   Name of Person Filing:

            George R. and Ruth J. Wackenhut

Items 2(b)  Address of Principal Business Office, or, if none, Residence:

            1500 San Remo Avenue, Coral Gables, FL 33146

Item 2(c)   Citizenship:

            United States

Item 2(d)   Title of Class of Securities:

            Series A Common

Item 2(e)   CUSIP Number:

            110002-92979410

Item 3      N/A

Item 4      Ownership:  (See items 5, 6, 7 and 8 on cover page)

Item 5      N/A

Item 6      N/A

Item 7      N/A

Item 8      N/A

Item 9      N/A

                                                               Page 5 of 5 Pages

Item 10 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Date:                  2-12-96
                        -----------------------------------------------

            Signature:          /s/ George R. Wackenhut
                        -----------------------------------------------

            Name:                   George R. Wackenhut


            Date:                  2-12-96
                        -----------------------------------------------

            Signature:          /s/ Ruth J. Wackenhut
                        -----------------------------------------------

            Name:                   Ruth J. Wackenhut